Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Ron Mills VP of Finance and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES ANNOUNCES

COMMON STOCK OFFERING

Frisco, TX, May 13, 2020 – Comstock Resources, Inc. (NYSE: CRK) ("Comstock" or the "Company") announced today that it has commenced an underwritten public offering of 40 million shares of its common stock (the "Common Stock Offering"). Comstock also intends to grant the underwriters a 30-day option to purchase up to 6 million additional shares of common stock.

Comstock intends to use the net proceeds from the offering to redeem the Company's Series A Redeemable Convertible Preferred Stock for $210 million plus accrued and unpaid dividends and to reduce amounts outstanding under its bank credit facility.

Citigroup is acting as the sole book-running manager and representative of the underwriters for the Offering.

The offering of these securities is being made pursuant to an effective shelf registration statement. The Offering will be made only by means of a separate prospectus and prospectus supplement.  A copy of such prospectus and prospectus supplement relating to these securities may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone: (800) 831-9146.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock of Comstock or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of any such state or jurisdiction.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas engaged in oil and gas acquisitions, exploration and development, and its assets are primarily located in Texas, Louisiana and North Dakota.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.